Exhibit 99.1

COMPANY CONTACT:	INVESTOR RELATIONS CONTACT:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES PRICING OF ITS

$425 MILLION OFFERING OF SENIOR SECURED NOTES

Oklahoma City, Oklahoma July 31, 2013 – LSB Industries, Inc. (“LSB”) (NYSE: LXU) announced today that it priced its previously announced bond offering. At pricing, LSB’s offering consisted of $425 million aggregate principal amount of senior secured notes due 2019 (the “Notes”).

The Notes will bear an annual rate of interest of 7 3/4% and will mature on August 1, 2019. The Notes will be issued at a price equal to 100% of their face value. The Notes will be guaranteed by all of LSB’s direct and indirect subsidiaries. The Notes and certain of the guarantees will be secured, subject to certain exceptions and permitted liens, (a) on a first-priority basis by a substantial portion of LSB’s and the guarantors’ assets (other than the assets securing LSB’s senior credit facility), and (b) on a second-priority basis by certain of LSB’s and the guarantors’ assets that secure LSB’s senior credit facility on a first-priority basis, including accounts receivable, inventories and certain other related asset proceeds thereof. The closing of this private offering is expected to occur on August 7, 2013, subject to customary closing conditions.

LSB intends to use the net proceeds from the offering of the Notes to (a) repay the $67.2 million unpaid principal balance and the prepayment penalty under its existing term loan facility, plus all accrued and unpaid interest due thereon and (b) for general corporate purposes, which LSB expects to include, among other things, the construction of an ammonia plant, nitric acid plant and concentrator at its chemical facility in El Dorado, Arkansas; improvement of reliability, mechanical integrity, and safety at all of its chemical facilities; and development of its acquired natural gas leaseholds during the next three years. Pending application of proceeds in accordance with clause (b), the net proceeds will be invested in investments with highly rated money market funds, U.S. government securities, treasury bills, and/or short-term commercial paper.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes were offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the closing of the Notes offering, the anticipated issuance of the Notes by LSB and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based on, these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include market conditions, customary closing conditions of Rule 144A note offerings and such other risk factors as may be discussed in LSB’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this press release.